Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES SECOND QUARTER 2019 FINANCIAL AND OPERATING RESULTS

Midland, TX (August 6, 2019) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2019.

HIGHLIGHTS

•	Q2 2019 net income of $349 million, or $2.11 per diluted share; adjusted net income (as defined and reconciled below) of $280 million, or $1.70 per diluted share

•	Q2 2019 Consolidated Adjusted EBITDA (as defined and reconciled below) of $789 million; adjusted EBITDA net of non-controlling interest of $772 million

•	Q2 2019 production of 280.4 Mboe/d (68% oil), up 7% over Q1 2019 and 149% over Q2 2018

•	Updated 2019 production guidance of 277.0 - 284.0 Mboe/d, narrowed from prior guidance of 272.0 - 287.0 Mboe/d; implies 26% annualized production growth at the midpoint from 2018 combined volumes

•	Second quarter capital expenditures of $721 million; turned 69 wells to production

•
Updated 2019 CAPEX guidance of $2.725 - $2.950 billion, narrowed from $2.7 - $3.0 billion previously; expect to complete between 300 and 320 operated horizontal wells, up from 290 to 320 wells previously

•	Declared Q2 2019 cash dividend of $0.1875 per share payable on August 26, 2019; implies a 0.8% annualized yield based on the August 2, 2019 share closing price of $97.49

•	Repurchased 1,016,000 shares in Q2 2019 for ~$104 million; represents 5.2% of Board approved program for up to $2.0 billion of stock repurchases through December 31, 2020

•	Received $720 million in net cash proceeds upon the closing of subsidiary Rattler Midstream LP's (NASDAQ: RTLR) ("Rattler") initial public offering of 43.7 million units in May 2019

•	Closed divestiture of conventional Permian assets acquired from Energen on July 1, 2019; closed another previously announced divestiture of non-core Southern Midland Basin assets in Q2 2019

•
As previously announced, divesting 5,090 net royalty acres in the Permian Basin through a drop down transaction ("Drop Down") to subsidiary Viper Energy Partners LP (NASDAQ: VNOM) ("Viper"), for 18.3 million Class B units of Viper, an equal number of common units in Viper's operating subsidiary and $150 million in cash; the Drop Down, with an aggregate value of $700 million, is expected to close in Q4 2019, subject to continued diligence and closing conditions

•	Company expects unhedged oil price realizations of 95% or greater of WTI for the second half of 2019, based on existing firm transportation agreements and current commodity prices

"In the second quarter of 2019, Diamondback continued to execute on its disciplined 2019 capital plan, delivering record EBITDA per share from 7% sequential production growth. Our per lateral foot well costs, which include every dollar spent bringing our operated wells to production, and the six months of production costs thereafter, are down 7% year over year from Q2 2018 in the Midland Basin and 16% in the Delaware Basin. As such, we are narrowing the midpoint of our 2019 capital budget and increasing the midpoint of our operated completions, which implies over $110 per completed lateral foot of improved capital efficiency versus our initial budget presented in December. Based on existing contracts in place and current commodity prices, we expect to realize 95% or greater of WTI for the second half of 2019, putting our widest oil basis differential quarters behind us. By early next year, we expect to realize oil prices at parity with or greater than WTI, which we believe, combined with our track record of cost leadership, will fuel free cash flow per share growth well in excess of our future production growth," stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “Following the successful initial public offering of Rattler Midstream in late May, Diamondback immediately commenced the next phase in our previously announced return of capital program. Through the end of the second quarter, Diamondback repurchased approximately $104 million of stock while reducing its consolidated net debt by $400 million relative to the prior quarter. On July 1, 2019, we closed the previously announced divestiture of conventional Permian assets acquired in the Energen acquisition, and expect to close the recently announced Drop Down sale of mineral assets to Viper in the fourth quarter of 2019. We intend to use proceeds from both transactions, along with increasing free cash flow from operations, for debt reduction and continuing our stock repurchase program, as we also work to strengthen our balance sheet and deliver industry leading per share metrics and growth. Diamondback has now completed every major strategic objective and exceeded our stated synergies presented one year ago when we announced the Energen acquisition.  Our capital efficiency continues to improve with our post-close well costs now significantly below Diamondback standalone well costs in the second quarter of 2018, all while doubling the size of our team over the last year."

OPERATIONS UPDATE

Diamondback’s Q2 2019 production averaged 280.4 Mboe/d (68% oil), up 149% year over year from 112.6 Mboe/d in Q2 2018, and up 7% quarter over quarter from 262.6 Mboe/d in Q1 2019.

During the second quarter of 2019, Diamondback drilled 89 gross horizontal wells and turned 69 operated horizontal wells to production. The average lateral length for the wells completed during the second quarter was 9,833 feet. Operated completions during the second quarter consisted of 45 Wolfcamp A wells, 10 Lower Spraberry wells, six Wolfcamp B wells, three Middle Spraberry wells, two Jo Mill wells, two Second Bone Springs wells and one Third Bone Springs well.

In the first half of 2019, the Company drilled 172 gross horizontal wells and turned 151 operated horizontal wells to production. The average lateral length for wells completed during the first six months of 2019 was 9,733 feet, and consisted of 84 Wolfcamp A wells, 33 Lower Spraberry wells, 18 Wolfcamp B wells, five Middle Spraberry wells, five Second Bone Springs wells, four Third Bone Springs wells and two Jo Mill wells.

FINANCIAL HIGHLIGHTS
Diamondback's second quarter 2019 net income was $349 million, or $2.11 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $280 million, or $1.70 per diluted share, up 22% from $1.39 in Q1 2019 and up 7% from $1.59 in Q2 2018

Second quarter 2019 Adjusted EBITDA (as defined and reconciled below) was $772 million, up 19% from $651 million in Q1 2019 and up 109% from $370 million in Q2 2018.

Second quarter 2019 average realized prices were $54.41 per barrel of oil, $(0.41) per Mcf of natural gas and $13.60 per barrel of natural gas liquids, resulting in a total equivalent unhedged price of $39.19/boe. As previously indicated, Diamondback expects realized prices to improve through the remainder of 2019 and

2020 as fixed differential contracts roll off and convert to our commitments on the EPIC and Gray Oak pipelines or move to the current Midland market price. Based on current market differentials and estimated in-basin gathering costs, Diamondback expects to realize 95% or greater of WTI for the second half of 2019 and 100% or greater of WTI in 2020, all including the effect of current basis hedges, firm transportation agreements and in-basin gathering costs.

Diamondback's cash operating costs for the second quarter of 2019 were $8.67 per boe, including LOE of $4.98 per boe, cash G&A expenses of $0.51 per boe and taxes and transportation of $3.18 per boe.

As of June 30, 2019, Diamondback had $310 million in standalone cash and approximately $1.6 billion of outstanding borrowings under its revolving credit facility. In connection with its Spring 2019 redetermination, which closed in June, the borrowing base under Diamondback's credit facility increased to $3.4 billion from $2.65 billion, with the Company's aggregate elected commitment amount unchanged at $2.5 billion. This borrowing base excludes the value of reserves held by Energen, whose final borrowing base prior to closing the merger with Diamondback was $2.15 billion. As part of this redetermination, the Company added "fall away" provisions, which would make the Company's revolving credit facility unsecured in the event the Company receives an investment grade rating from either S&P or Moody's, along with its current investment grade rating at Fitch.

During the second quarter of 2019, Diamondback spent $579 million on drilling and completion, $42 million on non-operated properties, $47 million on infrastructure and $53 million on midstream, for total capital expenditures of $721 million. In the first half of 2019, the Company spent $1,100 million on drilling and completion, $55 million on non-operated properties, $83 million on infrastructure and $111 million on midstream, for total capital expenditures of $1,349 million.

CAPITAL RETURN PROGRAM

Diamondback announced today that the Company's Board of Directors declared a cash dividend for the second quarter of 18.75 cents per common share payable on August 26, 2019, to stockholders of record at the close of business on August 16, 2019.

In May 2019, Diamondback's Board of Directors authorized the Company to acquire up to $2.0 billion of common stock through December 31, 2020. During the second quarter of 2019, Diamondback repurchased 1,016,000 shares of common stock for approximately $104 million.

The repurchase program is authorized to extend through December 31, 2020, and the Company intends to purchase stock under the repurchase program opportunistically with funds from cash generated from operations and liquidity events such as the sale of assets. This repurchase program may be suspended from time to time, modified, extended or discontinued by the Board of Directors at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any stock purchased as part of this program will be retired and made available for future issuances by the Company.

FULL YEAR 2019 GUIDANCE

Diamondback is narrowing its full year 2019 guidance for average daily production to between 277.0 to 284.0 Mboe/d, up slightly at the midpoint from prior guidance of 272.0 to 287.0 Mboe/d. As a result of continued cost reductions and capital efficiency improvements, the Company expects full year 2019 CAPEX between $2.725 - $2.950 billion, down slightly at the midpoint from $2.7 - $3.0 billion previously, and is lowering Midland Basin well costs to between $730 - $760 per foot, down from $740 - $780 per foot previously. Diamondback now expects to complete 300 - 320 gross operated horizontal wells in 2019, up 2% from the midpoint of prior guidance of 290 - 320 wells. Finally, the Company is lowering guidance for cash G&A expense to under $0.75/boe, down from under $1.00/boe previously.

2019 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total Net Production – MBoe/d	277.0 - 284.0	21.5 - 22.0
Oil Production - % of Net Production	68% - 70%	67% - 71%

Unit costs ($/boe)
Lease operating expenses, including workovers	$4.25 - $4.75
Gathering & Transportation	$0.40 - $0.70
G&A
Cash G&A	Under $0.75	Under $1.00
Non-cash equity-based compensation	$0.75 - $1.50	$0.40 - $0.65
D,D&A	$13.00 - $15.00	$9.00 - $10.50
Interest expense (net of interest income)	$1.00 - $1.50

Midstream service expense (net of revenue; $MM)	$0 - $10
Production and ad valorem taxes (% of revenue)(a)	7.0%	7.0%
Corporate tax rate (% of pre-tax income)	23%

Gross horizontal D,C&E/Ft. - Midland Basin	$730 - $760
Gross horizontal D,C&E/Ft. - Delaware Basin	$1,075 - $1,150
Horizontal wells completed (net)	300 - 320 (265 - 285)
Average lateral length (Ft.)	9,500

Capital Budget ($ - million)
Horizontal drilling and completion	$2,325 - $2,525
Midstream (ex. long-haul pipeline investments)	$225 - $250
Infrastructure	$175
2019 Capital Spend	$2,725 - $2,950

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2019 on Wednesday, August 7, 2019 at 9:00 a.m. CT.  Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 2319546.  A telephonic replay will be available from 12:00 p.m. CT on Wednesday, August 7, 2019 through Wednesday, August 14, 2019 at 12:00 p.m. CT.  To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 2319546.  A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site.  A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including proposed sales of assets. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$326	$215
Accounts receivable:
Joint interest and other, net	168	96
Oil and natural gas sales	349	296
Inventories	44	37
Derivative instruments	29	231
Prepaid expenses and other	56	50
Total current assets	972	925
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($9,585 million and $9,670 million excluded from amortization at June 30, 2019 and December 31, 2018, respectively)	24,076	22,299
Midstream assets	828	700
Other property, equipment and land	150	147
Accumulated depletion, depreciation, amortization and impairment	(3,451)	(2,774)
Net property and equipment	21,603	20,372
Funds held in escrow	13	—
Equity method investments	187	1
Derivative instruments	23	—
Deferred tax asset	150	97
Investment in real estate, net	112	116
Other assets	111	85
Total assets	$23,171	$21,596
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$204	$128
Accrued capital expenditures	573	495
Other accrued liabilities	239	253
Revenues and royalties payable	139	143
Derivative instruments	25	—
Total current liabilities	1,180	1,019
Long-term debt	4,472	4,464
Derivative instruments	8	15
Asset retirement obligations	142	136
Deferred income taxes	1,909	1,785
Other long-term liabilities	10	10
Total liabilities	7,721	7,429
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 163,949,167 issued and outstanding at June 30, 2019; 200,000,000 shares authorized, 164,273,447 issued and outstanding at December 31, 2018	2	2
Additional paid-in capital	12,933	12,936
Retained earnings	1,069	762
Total Diamondback Energy, Inc. stockholders’ equity	14,004	13,700
Non-controlling interest	1,446	467
Total equity	15,450	14,167
Total liabilities and equity	$23,171	$21,596

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Oil, natural gas and natural gas liquids	$1,000	$516	$1,842	$982
Lease bonus	2	1	3	1
Midstream services	16	8	35	19
Other operating income	3	2	5	4
Total revenues	1,021	527	1,885	1,006
Operating expenses:
Lease operating expenses	127	43	236	80
Production and ad valorem taxes	64	33	119	60
Gathering and transportation	17	7	29	11
Midstream services	17	18	34	29
Depreciation, depletion and amortization	359	130	681	245
General and administrative expenses	22	15	49	31
Asset retirement obligation accretion	3	—	5	1
Other operating expense	1	—	2	1
Total expenses	610	246	1,155	458
Income from operations	411	281	730	548
Other income (expense):
Interest expense, net	(49)	(16)	(95)	(30)
Other income, net	2	84	3	87
Gain (loss) on derivative instruments, net	94	(59)	(174)	(91)
Gain on revaluation of investment	—	4	4	5
Total other income (expense), net	47	13	(262)	(29)
Income before income taxes	458	294	468	519
Provision for (benefit from) income taxes	102	(7)	69	40
Net income	356	301	399	479
Net income attributable to non-controlling interest	7	82	40	97
Net income attributable to Diamondback Energy, Inc.	$349	$219	$359	$382

Earnings per common share:
Basic	$2.12	$2.22	$2.18	$3.87
Diluted	$2.11	$2.22	$2.17	$3.87
Weighted average common shares outstanding:
Basic	164,839	98,614	164,846	98,584
Diluted	165,019	98,797	165,253	98,820
Dividends declared per share	0.1875	0.125	0.375	0.250

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net income	$399	$479
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for deferred income taxes	69	40
Asset retirement obligation accretion	5	1
Depreciation, depletion and amortization	681	245
Amortization of debt issuance costs	3	1
Change in fair value of derivative instruments	196	14
Gain on revaluation of investment	(4)	(5)
Equity-based compensation expense	23	13
Loss on sale of assets, net	—	3
Changes in operating assets and liabilities:
Accounts receivable	(94)	(1)
Inventories	(8)	(18)
Prepaid expenses and other	(28)	(3)
Accounts payable and accrued liabilities	(166)	(1)
Accrued interest	(30)	(12)
Income tax payable	1	—
Revenues and royalties payable	(4)	8
Net cash provided by operating activities	1,043	764
Cash flows from investing activities:
Drilling, completions and non-operated additions to oil and natural gas properties	(1,155)	(614)
Infrastructure additions to oil and natural gas properties	(83)	(36)
Additions to midstream assets	(111)	(95)
Purchase of other property, equipment and land	(7)	(4)
Acquisition of leasehold interests	(127)	(101)
Acquisition of mineral interests	(125)	(253)
Proceeds from sale of assets	36	4
Investment in real estate	(1)	(110)
Funds held in escrow	(13)	11
Equity investments	(186)	—
Net cash used in investing activities	(1,772)	(1,198)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	925	569
Repayment under credit facility	(973)	(388)
Proceeds from senior notes	—	312
Proceeds from joint venture	43	—
Debt issuance costs	(8)	(5)
Public offering costs	(41)	(2)
Proceeds from public offerings	1,106	—
Proceeds from exercise of stock options	6	—
Repurchased shares for tax withholdings	(13)	—

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)
Repurchased as part of share buyback	(104)	—
Dividends to stockholders	(51)	(12)
Distributions to non-controlling interest	(50)	(38)
Net cash provided by financing activities	840	436
Net increase in cash and cash equivalents	111	2
Cash and cash equivalents at beginning of period	215	112
Cash and cash equivalents at end of period	$326	$114

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$76	$44
Supplemental disclosure of non-cash transactions:
Change in accrued capital expenditures	$78	$149
Capitalized stock-based compensation	$10	$5
Asset retirement obligations acquired	$3	$—

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2019	Three Months Ended March 31, 2019	Three Months Ended June 30, 2018
Production Data:
Oil (MBbl)	17,402	16,115	7,478
Natural gas (MMcf)	21,439	21,684	7,367
Natural gas liquids (MBbls)	4,538	3,908	1,540
Oil Equivalents (MBOE)(1)(2)	25,513	23,637	10,246
Average daily production (BOE/d)(2)	280,365	262,633	112,592
% Oil	68%	68%	73%

Average sales prices:
Oil, realized ($/Bbl)	$54.41	$46.12	$61.56
Natural gas realized ($/Mcf)	$(0.41)	$1.32	$1.54
Natural gas liquids ($/Bbl)	$13.60	$18.00	$27.99
Average price realized ($/BOE)	$39.19	$35.63	$50.24
Oil, hedged ($/Bbl)(3)	$53.95	$46.92	$55.53
Natural gas, hedged ($ per MMbtu)(3)	$0.04	$1.49	$1.56
Natural gas liquids, hedged ($ per Bbl)(1)	$14.41	$18.19	$27.99
Average price, hedged ($/BOE)(3)	$39.39	$36.38	$45.86

Average Costs per BOE:
Lease operating expense	$4.98	$4.61	$4.16
Production and ad valorem taxes	2.51	2.33	3.14
Gathering and transportation expense	0.67	0.51	0.66
General and administrative - cash component	0.51	0.55	0.87
Total operating expense - cash	$8.67	$8.00	$8.83

General and administrative - non-cash component	$0.35	$0.59	$0.55
Depreciation, depletion and amortization	$14.07	$13.62	$12.68
Interest expense, net	$1.92	$1.95	$1.67

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income plus non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion and amortization, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, gain (loss) on revaluation of investment and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash gain on derivative instruments, gain on revaluation of investment and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(unaudited, in millions)

	Three Months Ended June 30, 2019	Three Months Ended March 31, 2019	Three Months Ended June 30, 2018
Net income	$356	$43	$301
Non-cash loss (gain) on derivative instruments, net	(89)	285	14
Interest expense, net	49	46	16
Depreciation, depletion and amortization	359	322	130
Non-cash equity-based compensation expense	13	20	8
Capitalized equity-based compensation expense	(4)	(6)	(2)
Asset retirement obligation accretion expense	3	2	—
Gain (loss) on revaluation of investment	—	(4)	(4)
Income tax (benefit) provision	102	(33)	(7)
Consolidated Adjusted EBITDA	$789	$675	$456
Adjustment for non-controlling interest	(17)	(24)	(86)
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$772	$651	$370

Adjusted EBITDA per common share:
Basic	$4.68	$3.95	$3.75
Diluted	$4.68	$3.94	$3.75
Weighted average common shares outstanding:
Basic	164,839	164,852	98,614
Diluted	165,019	165,061	98,797

Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash loss on derivative instruments, gain on revaluation of investment, and related income tax adjustments.

The following table presents a reconciliation of adjusted net income to net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended June 30, 2019
	Pre-Tax Amounts	Amounts Per Share
Net income attributable to Diamondback Energy, Inc.	$349	$2.11
Non-cash gain on derivative instruments	(89)	(0.53)
Adjusted income excluding above items	260	1.58
Income tax adjustment for above items	20	0.12
Adjusted net income	$280	$1.70

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Swaps - WTI (Cushing)	30,457	29,457	8,000	8,000	8,000	8,000
	$61.09	$61.21	$59.09	$59.09	$59.09	$59.09
Swaps - WTI (Magellan East Houston)	8,000	8,000	6,000	6,000	6,000	6,000
	$66.76	$65.01	$62.80	$62.80	$62.80	$62.80
Swaps - Crude Brent Oil	7,000	7,000	4,000	4,000	4,000	4,000
	$67.86	$67.71	$64.50	$64.50	$64.50	$64.50
Basis Swaps	45,000	45,000	41,538	41,538	41,087	41,087
	$(5.52)	$(5.52)	$(1.21)	$(1.21)	$(1.21)	$(1.21)
Three-Way Collar - WTI (Cushing)	15,652	15,652	11,000	11,000	11,000	11,000
Short Put Price ($/Bbl)	$35.94	$35.94	$45.00	$45.00	$45.00	$45.00
Long Put Price ($/Bbl)	$45.94	$45.94	$55.00	$55.00	$55.00	$55.00
Ceiling Price ($/Bbl)	$61.65	$61.65	$66.63	$66.63	$66.63	$66.63
Three-Way Collar - WTI (Magellan East Houston)	5,000	5,000	14,000	14,000	14,000	14,000
Short Put Price ($/Bbl)	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00
Long Put Price ($/Bbl)	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Ceiling Price ($/Bbl)	$66.10	$66.10	$68.61	$68.61	$68.61	$68.61
Three-Way Collar - Crude Brent Oil	8,000	6,000	18,000	18,000	18,000	18,000
Short Put Price ($/Bbl)	$52.50	$51.67	$50.56	$50.56	$50.56	$50.56
Long Put Price ($/Bbl)	$62.50	$61.67	$60.56	$60.56	$60.56	$60.56
Ceiling Price ($/Bbl)	$78.88	$78.47	$74.08	$74.08	$74.08	$74.08
Put Spreads - WTI (Cushing)	—	—	4,700	4,700	4,700	4,700
Short Put Price ($/Bbl)	$—	$—	$45.00	$45.00	$45.00	$45.00
Long Put Price ($/Bbl)	$—	$—	$55.00	$55.00	$55.00	$55.00

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Put Spreads - Crude Brent Oil	—	—	3,350	3,350	3,350	3,350
Short Put Price ($/Bbl)	$—	$—	$50.00	$50.00	$50.00	$50.00
Long Put Price ($/Bbl)	$—	$—	$60.00	$60.00	$60.00	$60.00

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Natural Gas Swaps - Henry Hub	70,000	70,000	—	—	—	—
	$3.06	$3.06	$—	$—	$—	$—
Natural Gas Swaps - Waha Hub	—	—	80,000	80,000	80,000	80,000
	$—	$—	$1.68	$1.68	$1.68	$1.68
Natural Gas Basis Swaps - Waha Hub	70,000	70,000	—	—	—	—
	$(1.56)	$(1.56)	$—	$—	$—	$—

	Natural Gas Liquids (Bbls/day, $/Bbl)
	Q3 2019	Q4 2019
Natural Gas Liquid Swaps - Mont Belvieu	7,500	7,500
	$27.30	$27.30

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com